EXHIBIT 10.20

March 4, 2003

Mr. Gregory K. Jones

10109 Inshore Road

Austin, TX 78730

Dear Greg:

On behalf of NetSolve, Incorporated, I am pleased to offer you the role of Vice President of Sales. This position reports to David Hood, CEO and will begin on Monday, March 24, 2003 in a virtual capacity and at NetSolve’s corporate headquarters on March 31, 2003. As a member of the Executive Leadership Team, you will have the opportunity to be an important partner in that of the company’s and your success.

The monthly base salary for this position will be $16,666.67 ($200,000.00 annualized) and will be paid on a semi-monthly basis. In addition to your base, you will be eligible for a sales incentive bonus equal to 40% of your annual base salary to be paid at 10% each quarter. Specifics regarding quota attainment will be outlined in your NetSolve Sales Compensation Plan document, which you will receive within the first 30 days of your arrival. Pay periods currently end on the 15th day and the last day of each month.

You will accrue your first 40 hours of vacation once you have completed six months of service. Thereafter, you will accrue 3.3334 hours of vacation per pay period. This equates to two weeks of vacation once you have completed a year of service. In addition, you will be entitled to four personal holidays in addition to NetSolve’s regular holiday schedule for the 2003 calendar year.

At the next regular meeting of the Board of Directors, we will recommend that you be issued Stock Options to purchase 50,000 shares of NetSolve Incorporated common stock, of which the maximum amount allowable under applicable regulations will be Incentive Stock Options with the remainder being non-qualified stock options, all pursuant to the Company’s stock option plan. The actual approval and grant of options, and the option price, will be subject to Board of Director’s approval and the provisions of the plan.

In addition to the above, NetSolve also offers employee benefits including group medical and dental insurance, 401(k) Plan, and a 125 Cafeteria Plan which are effective on your first date of employment. You will become eligible for these benefits under, and subject to, the plans offered by the Company, which may be modified in the future to meet individual and Company needs.

All offers of employment made by NetSolve are contingent upon the following:

•	You are able to establish that you are authorized to work in the U.S.A. by the third day following your hire date; and
•	You agree to, and we receive, satisfactory results on a background check of your education, work, driving, and criminal history; and

•	You sign the enclosed NetSolve Proprietary Information and Inventions Agreement.

As with all our employees, if you should accept and then change your mind later, you can terminate your employment at any time for any or no reason, as can the Company, it being understood that your employment with the Company will be on an “at will” basis.

The Board of Directors has, by special exception, agreed to provide to you with a Change of Control Agreement that will be in effect for two (2) years from your official date of employment. The specifics regarding the terms of the agreement will be given to you within 60 days of your first day of official employment. Please understand this is a rare and unique request.

Please use the enclosed gift pen to sign and date below your acceptance of this offer of employment and return one original copy to me by fax at 340-3370. The other original is for your personal records. We look forward to seeing you on March 31st. Upon your arrival at 8:30AM, please ask the receptionist to call me, as I shall be pleased to escort you to your new work area.

With the next week, you will be contacted by Jenny Voigt (340-3029), Brianna Bohac (340-3154) and Jennifer Mann (340-3313) and Mitch Harper (340-3018), members of our Human Resources, Corporate Administration and IT groups regarding your new hire orientation and other pertinent on-boarding activities.

Greg, I wish to personally welcome you to the NetSolve Team. I shall look forward to working with you and your team.

Sincerely,

/s/ Deborah Cerbone

Deborah Cerbone

Dir., Talent & Career Opportunities

:dc

Enclosures

I accept this offer of employment at NetSolve, Inc.

/s/ Gregory K. Jones

Gregory K. Jones                                 Date:

cc:	David Hood, CEO
Ken Kieley, CFO